Exhibit 99.1

BIMI Announces Subsidiary Phenix Bio Inc.’s New Product Launch

NEW YORK, NY, Nov. 08, 2023 (GLOBE NEWSWIRE) -- Phenix Bio Inc., a wholly owned subsidiary of BIMI International Medical Inc. (NASDAQ: BIMI), a leading global healthcare provider, announces the official launch of its "CUCA 3.0 Product Line through China Duty Free Group's (CDFG) online mini program sales platform. This significant milestone means China Duty Free’s 26 million members can now purchase Phenix’s products directly from CDFG, solidifying the previous purchase agreement between Phenix and CDFG, which became effective on August 1, 2023.

About BIMI International Medical Inc.

BIMI International Medical Inc. (NASDAQ: BIMI) is a leading global provider of healthcare services and innovative medical solutions, dedicated to improving patient outcomes and ensuring the highest standards of medical care. With a diverse portfolio of products and services, BIMI International Medical Inc. is committed to enhancing the overall healthcare experience for patients, healthcare professionals, and institutions alike. For more information, please visit www.usbimi.com.

About China Duty Free Group

China Duty Free Group (CDFG) is one of the largest and most influential state-owned duty-free retail enterprises in China with over 26 million registered users. With a vast network of retail locations in airports, cruise terminals, and downtown stores, CDFG is dedicated to providing travelers and consumers with a world-class shopping experience, offering a diverse range of high-quality products and services.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of BIMI International Medical Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, risks and uncertainties related to the integration of acquired businesses and other risks detailed in BIMI International Medical Inc.’s filings with the Securities and Exchange Commission. BIMI International Medical Inc. assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Relations Contact

Investor Relations Department of BIMI International Medical Inc.
Email: vinson@usbimi.com

Tel: +1 949 981 6274